                                                                               .
                                                                               .
                                                                               .

                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

           [UBS LOGO]               SUBJECT TO COMPLETION: PROSPECTUS SUPPLEMENT
                                    (TO PROSPECTUS DATED MARCH 27, 2006)
                                    PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 31, 2007

        100% Principal Protection Notes

        UBS AG $ - NOTES LINKED TO A BASKET DUE FEBRUARY 28, 2009

           Issuer:                   UBS AG
           Maturity Date:            February 28, 2009 (investment term of two years)
           Initial Minimum
           Investment:               $10,000 (equal to 10 $1,000.00 Notes), and denominations of
                                     $1,000.00 thereafter.
           Coupon:                   We will not pay you interest during the term of the Notes.
           Basket:                   The basket (the "Basket") will be composed of four spot
                                     rates (the "Basket Rates"). We expect the Basket Rates to be determined on February 21, 2007 at approximately 4:00 p.m.
                                     New York time (the "trade date"). The Basket Rates, their
                                     weightings in the Basket and the value of each Basket Rate are as follows:

                                                                 SPOT RATE ON
BASKET RATES                            WEIGHT                  THE TRADE DATE
-------------------------------------------------------------------------------
USD/BRL spot rate.....................    25%      .............. -
USD/RUB spot rate.....................    25%      .............. -
USD/INR spot rate.....................    25%      .............. -
USD/CNY spot rate.....................    25%      .............. -

                                     The USD/BRL spot rate expresses the amount in Brazilian real that can be exchanged for one U.S. dollar; as of January 24,
                                     2007, at 3:38 p.m., the USD/BRL spot rate was 2.1276.
                                     The USD/RUB spot rate expresses the amount of Russian ruble that can be exchanged for one U.S. dollar; as of January 24,
                                     2007, at 3:38 p.m., the USD/RUB spot rate was 26.52.
                                     The USD/INR spot rate expresses the amount of Indian rupee that can be exchanged for one U.S. dollar; as of January 24,
                                     2007, at 3:38 p.m., the USD/INR spot rate was 44.20.
                                     The USD/CNY spot rate expresses the amount of Chinese
                                     renminbi that can be exchanged for one U.S. dollar; as of
                                     January 24, 2007, at 3:38 p.m., the USD/CNY spot rate was
                                     7.7710.



           Participation Rate:       Between 325% - 375% (to be determined on the trade date)



           Payment at Maturity:      You will receive a payment at maturity that is based on the
                                     Basket Ending Level relative to the Basket Starting Level:
                                     - If the Basket Return (as defined below) is positive (the
                                       U.S. dollar value depreciates relative to the other
                                       currencies in the Basket), you will receive 100% of your
                                       principal amount, plus an additional amount of your
                                       principal amount based on the Participation Rate for every
                                       1% that the Basket Return (as defined below) exceeds 0%.
                                       This occurs if, over the term of the Notes, the underlying currencies have appreciated in the aggregate against the
                                       U.S. dollar.
                                     - If the Basket Return is less than or equal to zero, you
                                       will receive 100% of your principal amount.
                                     THE BASKET RETURN REFLECTS THE CHANGE IN THE VALUE OF THE
                                     BASKET OVER THE TERM OF THE NOTES. YOU WILL RECEIVE A
                                     PAYMENT AT MATURITY IN EXCESS OF THE PRINCIPAL AMOUNT OF
                                     YOUR NOTES ONLY IF THE BASKET RETURN IS POSITIVE AS OF
                                     FEBRUARY 25, 2009 (THE "FINAL VALUATION DATE").
                                     For a description of how your payment at maturity will be
                                     calculated, see "How will your payment at maturity be
                                     calculated?" on page S-4 and "Specific Terms of the
                                     Notes--Payment at Maturity" on page S-19.
           Basket Return:            Basket Ending Level - Basket Starting Level
                                     ----------------------------------------
                                              Basket Starting Level
           Basket Starting Level:    100
           Basket Ending Level:      The Basket Ending Level will be calculated as follows:
                                     100 x (1 + (0.25 x BRL Spot Rate Return) + (0.25 x RUB Spot
                                     Rate Return) + (0.25 x INR Spot Rate Return) + (0.25 x CNY
                                     Spot Rate Return))
           Booking Branch:           UBS AG, Jersey Branch
           Calculation Agent:        UBS Securities LLC
           CUSIP Number:              -
           ISIN Number:               -

        SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.
        This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to      Underwriting      Proceeds to
                                           Public         Discount          UBS AG
           Per Note.................        100%           1.25%            98.75%
           Total....................        $ -            $ -               $ -

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.

        Prospectus Supplement dated January  - , 2007

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE PRINCIPAL-PROTECTED SECURITIES?

The 100% Principal Protection Notes (the "Notes") are medium-term notes issued by UBS whose return is linked to a basket (the "Basket"), offering 100% principal protection and an additional amount (to be determined on the trade date) of your principal amount based on an amount of between 325% - 375% (the "Participation Rate") for every 1% that the Basket Return exceeds 0% between February 21, 2007 (the trade date) and February 25, 2009 (the final valuation date) (the "term of the Notes"). The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of four spot rates (the "Basket Rates"). We expect the Basket Rates to be determined on February 21, 2007 at approximately 4:00 p.m. New York time. The Basket Rates and their relative weightings are set forth below:

                                                                    SPOT RATE ON
BASKET RATES                               WEIGHT                  THE TRADE DATE
----------------------------------------------------------------------------------
USD/BRL spot rate........................    25%                       -
USD/RUB spot rate........................    25%                       -
USD/INR spot rate........................    25%                       -
USD/CNY spot rate........................    25%                       -

The USD/BRL spot rate expresses the amount in Brazilian real that can be exchanged for one U.S. dollar. The USD/RUB spot rate expresses the amount of Russian ruble that can be exchanged for one U.S. dollar. The USD/INR spot rate expresses the amount of Indian rupee that can be exchanged for one U.S. dollar. The USD/CNY spot rate expresses the amount of Chinese renminbi that can be exchanged for one U.S. dollar. The initial values of the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate (the "Initial USD/BRL Spot Rate", the "Initial USD/RUB Spot Rate", the "Initial USD/INR Spot Rate" and the "Initial USD/CNY Spot Rate", respectively) will be determined by the calculation agent on the trade date and will equal the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate, respectively, on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers.

You will receive a payment at maturity that is based on the Basket Return, which measures the change in the value of the Basket over the term of the Notes, as described below:

- If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return (as defined below) exceeds 0%.

- If the Basket Return is less than or equal to zero, you will receive 100% of your principal amount.

The Basket Starting Level is 100 and the Basket Ending Level will be calculated as follows:
100 x (1 + (0.25 x BRL Spot Rate Return) + (0.25 x RUB Spot Rate Return) + (0.25 x INR Spot Rate Return) + (0.25 x CNY Spot Rate Return))

The return on each Basket Rate will be based on the appreciation or depreciation in the value of such Basket Rate over the term of the Notes. For further information concerning the calculation of the return of each Basket Rate and of the payment at maturity, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-19.

The "Basket Return" measures the change in the values of the Basket Rates over the term of the Notes and is expressed as follows:

                 Basket Ending Level - Basket Starting Level
Basket Return =  -------------------------------------------
                            Basket Starting Level

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-19.

SELECTED PURCHASE CONSIDERATIONS

- GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in possible increases in the value of the Basket as expressed by changes in the Basket Rates. You will receive an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0%. If you sell the Notes prior to maturity, you will be exposed to fluctuations in the values of the Basket Rates without the benefit of principal protection.

- PRINCIPAL PROTECTION--At maturity, you will receive at least 100% of your principal amount, or $1,000 per $1,000 principal amount of the Notes, even if the Basket Return is zero or negative.

- U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement beginning on page S-8 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 61.

- NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

- THE AMOUNT YOU RECEIVE AT MATURITY MAY RESULT IN A YIELD THAT IS LESS THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY--The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

- PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

- THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

- You believe that the values of the Basket Rates will increase (the currencies in the Basket appreciate relative to the U.S. dollar) over the term of the Notes.

- You seek an investment that offers principal protection when the Notes are held to maturity.

-  You are willing to hold the Notes to maturity.

-  You seek an investment with a return linked to the Basket Rates.

-  You do not seek current income from this investment.

- You are willing to invest in the Notes based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on the trade date).

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

- You do not seek exposure to Brazilian, Indian, Russian and Chinese currencies.

- You believe that Basket Rates will decrease (the currencies in the basket depreciate relative to the US dollar) over the term of the Notes.

-  You seek current income from your investment.

- You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

-  You seek an investment for which there will be an active secondary market.

-  You are unable or unwilling to hold the Notes until maturity.

WHAT ARE THE BRAZILIAN REAL, THE RUSSIAN RUBLE, THE INDIAN RUPEE AND THE CHINESE RENMINBI?

The Brazilian real is the official currency of the Federal Republic of Brazil. The Russian ruble is the official currency of Russia. The Indian rupee is the official currency of India. The Chinese renminbi is the official currency of the People's Republic of China. We have obtained information in this prospectus supplement relating to the Brazilian real, the Russian ruble, the Indian rupee, and the Chinese renminbi from public sources without independent verification.

WHAT DOES THE BASKET RETURN REFLECT?

The Basket is composed of the Basket Rates, each of which is given equal weight in determining the value of the Basket. The Basket Return reflects the change in the value of the Basket Rates over the term of the Notes. In order to calculate the Basket Ending Level, the calculation agent on the final valuation date will determine the difference between the final spot rate and the initial spot rate for each of the Basket Rates, aggregating the currency return for each of the Basket Rates (whether positive or negative) to obtain the Basket Ending Level as described in greater detail below. See "How will your payment at maturity be calculated?" on page S-4.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to - % per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the principal amount of your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental U.S. Tax Considerations" beginning on page S-28.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Basket Ending Level relative to the Basket Starting Level.

- If the Basket Ending Level is less than or equal to the Basket Starting Level of 100, you will receive $1,000 for each $1,000 principal amount of your Notes. Even if the Basket Ending Level is substantially less than the Basket Starting Level, you will receive this amount at maturity.

- If the Basket Ending Level is greater than the Basket Starting Level, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

          The BRL Spot Rate Return is the difference between the USD/BRL spot rate on the final valuation date (the "Final USD/BRL Spot Rate") relative to the Initial USD/BRL Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/BRL Spot Rate - Final USD/BRL Spot Rate
                 BRL Spot Rate Return  =    ---------------------------------------------------
                                                          Final USD/BRL Spot Rate

          An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USD/BRL spot rate.

          The RUB Spot Rate Return is the difference between the USD/RUB spot rate on the final valuation date (the "Final USD/RUB Spot Rate") relative to the Initial USD/RUB Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/RUB Spot Rate - Final USD/RUB Spot Rate
                 RUB Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/RUB Spot Rate

          An increase in the value of the Russian ruble relative to the U.S. dollar is expressed as a decrease in the USD/RUB spot rate.

          The INR Spot Rate Return is the difference between the USD/INR spot rate on the final valuation date (the "Final USD/INR Spot Rate") relative to the Initial USD/INR Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/INR Spot Rate - Final USD/INR Spot Rate
                 INR Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/INR Spot Rate

          An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/INR spot rate.

          The CNY Spot Rate Return is the difference between the USD/CNY spot rate on the final valuation date (the "Final USD/CNY Spot Rate") relative to the Initial USD/CNY Spot Rate, expressed as a percentage calculated as follows:

                                             Initial USD/CNY Spot Rate - Final USD/CNY Spot Rate
                 CNY Spot Rate Return  =    -----------------------------------------------------
                                                           Final USD/CNY Spot Rate

          An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

STEP 2:  CALCULATE THE BASKET ENDING LEVEL.

          The Basket Ending Level will be calculated as follows:

          100 X (1 + (0.25 X BRL Spot Rate Return) + (0.25 X RUB Spot Rate Return) +
        (0.25 X INR Spot Rate Return) + (0.25 X CNY Spot Rate Return))

STEP 3:  CALCULATE THE BASKET RETURN

                                       Basket Ending Level - Basket Starting Level
                 Basket Return  =    -----------------------------------------------
                                                  Basket Starting Level

STEP 4:  CALCULATE THE ADJUSTED PAYOUT PERCENTAGE

          Adjusted Payout Percentage = 100% + (Participation Rate (to be determined on the trade date) X Basket Return)

STEP 5:  CALCULATE THE PAYMENT AT MATURITY.

          Payment at maturity = Adjusted Payout Percentage X principal amount of your Notes

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Initial Investment Level:                              $1,000
Basket Starting Level:                                    100
Participation Rate:                                       350%
Principal Protection:                                     100%
Investment Term:                                    Two years

BREAKEVEN OUTCOME:

EXAMPLE 1--THE BASKET ENDING LEVEL IS 90 ON THE FINAL VALUATION DATE, BELOW THE BASKET STARTING LEVEL OF 100

If the Basket Ending Level is less than the Basket Starting Level of 100, 100% of your investment is protected.

Your total payment at maturity would therefore be $1,000.00, which includes:

-  Principal Amount                                         $1,000.00

-  Minimum Payout (100% of principal amount)                    X100%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,000.00    (100% of $1,000, the minimum
                                                            =========
                                                                         payment on the Notes)
                              LOSS......................        $0.00

EXAMPLE 2--THE BASKET ENDING LEVEL IS 100 ON THE FINAL VALUATION DATE, EQUAL TO THE BASKET STARTING LEVEL

Since the Basket Ending Level is equal to the Basket Starting Level, you will receive 100% of your principal amount.

Your total payment at maturity would therefore be $1,000.00, which includes:

-  Principal Amount                                       $1,000.00

-  Minimum Payout (100% of principal amount).                 X100%
                                                          ---------
                              PAYMENT AT MATURITY:        $1,000.00    (100% of $1,000, the minimum
                                                          =========
                                                                       payment on the Notes)
                              LOSS                            $0.00

GAIN OUTCOMES:

EXAMPLE 3--THE BASKET ENDING LEVEL IS 103 ON THE FINAL VALUATION DATE, A 3% INCREASE FROM THE BASKET STARTING LEVEL OF 100

Since the Basket Ending Level is above the Basket Starting Level of 100, you will receive 100% of your principal amount, plus an additional payment equal to 10.50% of your principal amount.

                 103 - 100
Basket Return:  -----------  = 3%
                    100

Adjusted Payout Percentage:  100% + (3.50 X 3%) = 110.50%

Your total payment at maturity would therefore be $1,105.00 (a 10.50% total return on investment), which includes:

-  Principal Amount                                         $1,000.00

-  Adjusted Payout Percentage                                X110.50%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,105.00    (110.50% of $1,000)
                                                            =========
                              INCOME                          $105.00

EXAMPLE 4--THE BASKET ENDING LEVEL IS 111 ON THE FINAL VALUATION DATE, AN 11% INCREASE FROM THE BASKET STARTING LEVEL OF 100

Since the Basket Ending Level is greater than the Basket Starting Level of 100, you will receive 100% of your principal amount, plus an additional payment equal to 38.50% of your principal amount.

                 111 - 100
Basket Return:  -----------  = 11%
                    100

Adjusted Payout Percentage: 100% + (3.50 X 11%) = 138.5%

Your total payment at maturity would therefore be $1,385.00 (a 38.50% total return on investment) which includes:

-  Principal Amount                                         $1,000.00

-  Adjusted Payout Percentage                                 X138.5%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,385.00    (138.5% of $1,000)
                                                            =========
                              INCOME                          $385.00

HYPOTHETICAL PERFORMANCE AT MATURITY

Principal Protection:                            100%

Participation:                                   350%

                                                          TOTAL AMOUNT
                     % CHANGE FROM      PAYMENT AT         PAYABLE AT        TOTAL RATE OF
HYPOTHETICAL FINAL    THE INITIAL    MATURITY IN % OF     MATURITY PER         RETURN ON
   BASKET VALUE      BASKET VALUE    PRINCIPAL AMOUNT         NOTE               NOTES
------------------   -------------   ----------------   -----------------   ---------------
        90              -10.00%             100%            $1,000.00            0.00%
        91               -9.00%             100%            $1,000.00            0.00%
        92               -8.00%             100%            $1,000.00            0.00%
        93               -7.00%             100%            $1,000.00            0.00%
        94               -6.00%             100%            $1,000.00            0.00%
        95               -5.00%             100%            $1,000.00            0.00%
        96               -4.00%             100%            $1,000.00            0.00%
        97               -3.00%             100%            $1,000.00            0.00%
        98               -2.00%             100%            $1,000.00            0.00%
        99               -1.00%             100%            $1,000.00            0.00%
       100                0.00%             100%            $1,000.00            0.00%
       101                1.00%          103.50%            $1,035.00            3.50%
       102                2.00%          107.00%            $1,070.00            7.00%
       103                3.00%          110.50%            $1,105.00           10.50%
       104                4.00%          114.00%            $1,140.00           14.00%
       105                5.00%          117.50%            $1,175.00           17.50%
       106                6.00%          121.00%            $1,210.00           21.00%
       107                7.00%          124.50%            $1,245.00           24.50%
       108                8.00%          128.00%            $1,280.00           28.00%
       109                9.00%          131.50%            $1,315.00           31.50%
       110               10.00%          135.00%            $1,350.00           35.00%
       111               11.00%          138.50%            $1,385.00           38.50%
       112               12.00%          142.00%            $1,420.00           42.00%
       113               13.00%          145.50%            $1,455.00           45.50%
       114               14.00%          149.00%            $1,490.00           49.00%
       115               15.00%          152.50%            $1,525.00           52.50%
       116               16.00%          156.00%            $1,560.00           56.00%
       117               17.00%          159.50%            $1,595.50           59.50%
       118               18.00%          163.00%            $1,630.00           63.00%
       119               19.00%          166.50%            $1,665.00           66.50%
       120               20.00%          170.00%            $1,700.00           70.00%

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Basket Rates over the term of the Notes. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.

OWNING THE NOTES IS NOT THE SAME AS OWNING BRAZILIAN REAL, RUSSIAN RUBLE, INDIAN RUPEE AND CHINESE RENMINBI

The return on your Notes may not reflect the return you would realize if you actually purchased Brazilian real, Russian ruble, Indian rupee, and Chinese renminbi and converted them into U.S. dollars on the final valuation date. The USD/BRL spot rate, the USD/RUB spot rate, USD/INR spot rate and the USD/CNY spot rate are calculated by reference to the value of the Brazilian real, Russian ruble, Indian rupee and Chinese renminbi, respectively, relative to the U.S. dollar without taking into consideration the value of these components relative to other currencies or in other markets.

YOU MUST RELY ON YOUR OWN EVALUATION OF THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES

In the ordinary course of our and their businesses, we or one or more of our affiliates from time to time express views on expected movements in foreign currency exchange rates, including the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from our views or those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of our or their businesses with respect to future exchange rate movements. Furthermore, UBS and its affiliates may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. For instance, UBS Investment Bank has recently published research on the Brazilian real and Indian rupee that may be inconsistent with an investment in the Notes. UBS and its affiliates may also discontinue providing any such research at any time, without notice.

THE BASKET IS COMPOSED OF THE BASKET RATES; ANY POSITIVE RETURN IN ONE BASKET RATE MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET RATE

The Notes are linked to the performance of the Basket, which is composed of the four Basket Rates. Each of the Basket Rates is given substantially equal weight in determining the value of the Basket. Accordingly, the performance of the Basket will be based on the aggregate appreciation or depreciation

RISK FACTORS
--------------------------------------------------------------------------------

of the Basket Rates taken as a whole. Therefore, a positive return in one Basket Rate may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Rate, resulting in an aggregate Basket Return equal to or less than zero. For example, the combination of a 6.5% BRL Spot Rate Return and a 4.7% RUB Spot Rate Return would be substantially offset by the combination of a -5.9% INR Spot Rate Return and a -5.3% CNY Spot Rate Return, resulting in a Basket Return of approximately zero and a payment at maturity to you of only your principal amount.

YOU SHOULD MAKE SUCH INVESTIGATION AS YOU DEEM APPROPRIATE AS TO THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES. NEITHER THE OFFERING OF THE NOTES NOR ANY VIEWS WHICH MAY FROM TIME TO TIME BE EXPRESSED BY US OR OUR AFFILIATES IN THE ORDINARY COURSE OF OUR OR THEIR BUSINESSES WITH RESPECT TO FUTURE MOVEMENTS IN FOREIGN EXCHANGE MARKETS CONSTITUTES A RECOMMENDATION AS TO THE MERITS OF AN INVESTMENT IN THE NOTES

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE USD/BRL SPOT RATE, THE USD/RUB SPOT RATE, THE USD/INR SPOT RATE AND THE USD/CNY SPOT RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include:

- supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market

- Brazilian real, Russian ruble, Indian rupee and Chinese renminbi interest rates

-  the time remaining to the final valuation date

-  the creditworthiness of UBS

- volatility of the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate.

THE USD/BRL SPOT RATE, THE USD/RUB SPOT RATE, THE USD/INR SPOT RATE AND THE USD/CNY SPOT RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate are a result of the supply of, and demand for, each currency, and changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in Brazil, Russia, India, China and the United States. These conditions include, for example, the overall growth and performance of the economies of the United States, Brazil, Russia, India and China, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Brazil, Russia, India and China, market interventions by the Federal Reserve Board or the respective central banks of Brazil, Russia, India and China, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S., Brazil, Russia, India and China, the stability of the government of the United States and the governments of Brazil, Russia, India and China and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States or Brazil, Russia, India and China are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or Brazil, Russia, India and China, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.

RISK FACTORS
--------------------------------------------------------------------------------

Certain relevant information relating to Brazil, Russia, India and China may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the Basket Rates and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the Basket Rates, and changes in the market price of the Basket Rates are not likely to result in comparable changes in the market value of your Notes.

THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF THE GOVERNMENTS OF THE UNITED STATES, BRAZIL, RUSSIA, INDIA AND CHINA

The value of any currency, including the BRL, RUB, INR, CNY and the USD, may be affected by complex political and economic factors. The exchange rate of each currency relative to the USD is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each currency and the United States, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries, the United States and other countries important to international trade and finance.

Foreign exchange rates can either be fixed by sovereign governments or floating. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the USD. However, governments sometimes do not allow their currencies to float freely in response to economic forces. Governments, including that of The Federal Republic of Brazil, Russia, India and the People's Republic of China, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the BRL, RUB, INR, CNY or the USD specifically, or any other currency.

Market Disruption: If a currency is no longer available due to the imposition of exchange controls or other circumstances beyond Issuer's control or is no longer used for settlement of transactions by financial institutions in the international banking community or the foreign exchange market, or if there is no spot exchange rate for the applicable currency pair, the calculation agent, will make its determinations hereunder in good faith and in a commercially reasonable manner taking into consideration all available information that in good faith it deems relevant.

Substitute Currency: If a currency is converted into, or there is substituted for the currency, another currency (the "New Currency") pursuant to applicable law or regulation (the "Relevant Law"), such currency in the currency pair shall be substituted for the New Currency at the conversion rate prescribed in the Relevant Law at the time of such substitution.

RISK FACTORS
--------------------------------------------------------------------------------

Emerging Markets Risk: One of the currencies in a currency pair may be an emerging market currency. The possibility exists of significant changes in rates of exchange between a non emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the US or a foreign government. Such risks generally depend on economic and political events over which Issuer has no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. The investor must be willing to accept that fluctuations in spot exchange rates involving one or more emerging market currencies that have occurred in the past are not necessarily indicative of fluctuations that can occur during the term of this investment and that the volatility inherent in emerging market currency transactions could significantly affect the overall return on the investment.

THERE ARE PARTICULAR RISKS IN NOTES INDEXED TO THE VALUE OF THE RUSSIAN RUBLE.

A positive return on the notes depends, in part, on the Russian ruble appreciating in value against the U.S. dollar. In turn, that value will depend, as for any currency, on a number of interrelated factors such as those noted above, some of which may be particular to that currency. Investments in or related to emerging markets such as Russia are subject to greater risks than those in more developed markets.

At various times since the dissolution of the Soviet Union, the Russian economy has experienced significant problems, including among others declines in gross domestic product, hyperinflation, an unstable currency, high levels of public sector debt, capital flight and significant increases in unemployment. In August 1998, in the face of a rapidly deteriorating economic situation, the Russian government defaulted on its ruble-denominated securities, the Central Bank of Russia stopped its support of the ruble and a temporary moratorium was imposed on certain foreign currency payments. This led to a deterioration in the value of the ruble, a sharp increase in the rate of inflation, a near collapse of the banking system and a lack of access for Russian issuers to international capital markets. Since the 1998 crisis the Russian economy has experienced positive trends, including a more stable ruble, reduced inflation levels and positive capital and current account balances resulting in part from rising world prices of crude oil, gas and other commodities that Russia exports. This has been demonstrated by the August 21, 2006 press announcement that Russia has finished paying off its USD 22.5 billion Soviet-era debt to the Paris Club of international sovereign creditors ahead of schedule. Nevertheless, there can be no assurance that this positive situation will continue. In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and the U.S. dollar to decouple the Russian ruble from the U.S. dollar.

Under changes in the regulations of the Central Bank of Russia, convertibility of the ruble was liberalized as of July 1, 2006. One cannot predict what impact this development will have on exchange rates between the ruble and the U.S. dollar and other currencies, particularly given the limited development of the foreign currency market in Russia. Certain currency regulations have not been repealed, such as the general prohibition on foreign currency operations between Russian companies (other than authorized banks) and a requirement on Russian companies, subject to certain exceptions, to repatriate export-related earnings. Furthermore, it is possible, particularly during this transition period, that the Central Bank of Russia may be more likely than central banks in more developed economies to use the various tools at the disposal of a central bank, including those referred to above, to intervene in the foreign exchange markets for the ruble or take other regulatory action that could impact the value of the ruble and possibly affect adversely the value of your Notes.

In addition to the risks more directly related to the Russian economy and the policies of the Russian government, financial problems in, or an increase in perceived risk associated with, other emerging markets could impair confidence in the Russian economy and adversely affect the value of the ruble in

RISK FACTORS
--------------------------------------------------------------------------------

relation to the U.S. dollar, the Brazilian real, the Indian rupee, and the Chinese renminbi and, therefore, the value of your notes.

THERE ARE PARTICULAR RISKS IN NOTES LINKED TO THE VALUE OF THE CHINESE RENMINBI.

A positive return on the notes depends, in part, on the Chinese renminbi appreciating in value against the U.S. dollar. In turn, that value will depend, as for any currency, on a number of interrelated factors such as those noted above, some of which may be particular to that currency. Investments in or related to emerging markets such as China are subject to greater risks than those in more developed markets.

In addition to the risks more directly related to the Chinese economy and the policies of the Chinese government, financial problems in, or an increase in perceived risks associated with, other emerging markets could impair confidence in the Chinese economy and adversely affect the value of the Chinese renminbi in relation to the U.S. dollar, Brazilian real, Russian ruble, and Indian rupee and, therefore, the value of your notes.

EVEN THOUGH THE BRAZILIAN REAL, RUSSIAN RUBLE, INDIAN RUPEE, CHINESE RENMINBI AND THE U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE UNITED STATES

The interbank market for the Brazilian real, Russian ruble, Indian rupee, Chinese renminbi and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Brazilian real, Russian ruble, Indian rupee, Chinese renminbi and the U.S. dollar are traded. To the extent that U.S. markets are closed while markets for the Brazilian real, Russian ruble, Indian rupee, Chinese renminbi and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes.

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the

RISK FACTORS
--------------------------------------------------------------------------------

notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

HISTORICAL PERFORMANCE OF THE USD/BRL SPOT RATE, THE USD/RUB SPOT RATE, THE USD/INR SPOT RATE AND THE USD/CNY SPOT RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET RATES DURING THE TERM OF THE NOTES

It is impossible to predict whether any of the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate or the USD/CNY spot rate will rise or fall. The USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate will be influenced by complex and interrelated political, economic, financial and other factors. See "The USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate will be influenced by unpredictable factors which interrelate in complex ways" above.

TRADING BY UBS OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-26, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in instruments linked to the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Brazilian real, Russian ruble, Indian rupee, Chinese renminbi and the U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers, and in accounts under their management. These trading activities, if they influence the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate could be adverse to the interests of the holders of the Notes.

We or one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may also discontinue providing any such research at any time, without notice.

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RISK FACTORS
--------------------------------------------------------------------------------

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-25. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Basket Ending Level on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

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5-YEAR HISTORICAL BASKET LEVEL

The currencies underlying the Basket Rates are traded by all major foreign exchange traders around the world. The following table and graph set forth the hypothetical historical month-end values of the Basket from January 2002 through January 24, 2007, based upon the historical USD/BRL spot rate, USD/RUB spot rate, USD/INR spot rate and USD/CNY spot rate, an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0% and a Basket Starting Level of 100 on the trade date. As of January 24, 2007, the USD/BRL spot rate was 2.1276, the USD/RUB spot rate was 26.52, the USD/INR spot rate was
44.20 and the USD/CNY spot rate was 7.7710. We obtained the trading price information for the Basket Rates from observing trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. The hypothetical historical performance of the Basket should not be taken as an indication of future performance.

HISTORICAL MONTH END VALUES OF THE BASKET

                              [Basket value graph]

HISTORICAL BASKET LEVEL
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
DATE                                               HISTORICAL BASKET
----------------------------------------------------------------------------------------------------
January-2002                                                             89.88
----------------------------------------------------------------------------------------------------
February-2002                                                            90.06
----------------------------------------------------------------------------------------------------
March-2002                                                               90.23
----------------------------------------------------------------------------------------------------
April-2002                                                               89.82
----------------------------------------------------------------------------------------------------
May-2002                                                                 88.33
----------------------------------------------------------------------------------------------------
June-2002                                                                86.02
----------------------------------------------------------------------------------------------------
July-2002                                                                82.61
----------------------------------------------------------------------------------------------------
August-2002                                                              84.90
----------------------------------------------------------------------------------------------------
September-2002                                                           81.46
----------------------------------------------------------------------------------------------------
October-2002                                                             81.83
----------------------------------------------------------------------------------------------------
November-2002                                                            81.71
----------------------------------------------------------------------------------------------------
December-2002                                                            82.28
----------------------------------------------------------------------------------------------------
January-2003                                                             82.62
----------------------------------------------------------------------------------------------------
February-2003                                                            82.55
----------------------------------------------------------------------------------------------------
March-2003                                                               83.74
----------------------------------------------------------------------------------------------------
April-2003                                                               86.41
----------------------------------------------------------------------------------------------------
May-2003                                                                 86.45
----------------------------------------------------------------------------------------------------
June-2003                                                                87.78
----------------------------------------------------------------------------------------------------
July-2003                                                                87.26
----------------------------------------------------------------------------------------------------
August-2003                                                              87.18
----------------------------------------------------------------------------------------------------
September-2003                                                           87.64
----------------------------------------------------------------------------------------------------
October-2003                                                             88.54
----------------------------------------------------------------------------------------------------
November-2003                                                            87.96
----------------------------------------------------------------------------------------------------
December-2003                                                            88.76
----------------------------------------------------------------------------------------------------
January-2004                                                             89.25
----------------------------------------------------------------------------------------------------
February-2004                                                            89.46
----------------------------------------------------------------------------------------------------
March-2004                                                               90.43
----------------------------------------------------------------------------------------------------
April-2004                                                               89.30
----------------------------------------------------------------------------------------------------
May-2004                                                                 87.32
----------------------------------------------------------------------------------------------------
June-2004                                                                87.51
----------------------------------------------------------------------------------------------------
July-2004                                                                87.55
----------------------------------------------------------------------------------------------------
August-2004                                                              88.14
----------------------------------------------------------------------------------------------------
September-2004                                                           88.80
----------------------------------------------------------------------------------------------------
October-2004                                                             89.50
----------------------------------------------------------------------------------------------------
November-2004                                                            91.35
----------------------------------------------------------------------------------------------------
December-2004                                                            92.84
----------------------------------------------------------------------------------------------------
January-2005                                                             92.80
----------------------------------------------------------------------------------------------------
February-2005                                                            93.29
----------------------------------------------------------------------------------------------------
March-2005                                                               92.38
----------------------------------------------------------------------------------------------------
April-2005                                                               93.76
----------------------------------------------------------------------------------------------------
May-2005                                                                 94.33
----------------------------------------------------------------------------------------------------
June-2005                                                                94.85
----------------------------------------------------------------------------------------------------

HISTORICAL BASKET LEVEL
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
DATE                                               HISTORICAL BASKET
----------------------------------------------------------------------------------------------------
July-2005                                                                94.90
----------------------------------------------------------------------------------------------------
August-2005                                                              94.86
----------------------------------------------------------------------------------------------------
September-2005                                                           96.26
----------------------------------------------------------------------------------------------------
October-2005                                                             95.31
----------------------------------------------------------------------------------------------------
November-2005                                                            95.26
----------------------------------------------------------------------------------------------------
December-2005                                                            94.44
----------------------------------------------------------------------------------------------------
January-2006                                                             96.81
----------------------------------------------------------------------------------------------------
February-2006                                                            97.75
----------------------------------------------------------------------------------------------------
March-2006                                                               97.51
----------------------------------------------------------------------------------------------------
April-2006                                                               98.75
----------------------------------------------------------------------------------------------------
May-2006                                                                 95.66
----------------------------------------------------------------------------------------------------
June-2006                                                                97.57
----------------------------------------------------------------------------------------------------
July-2006                                                                97.27
----------------------------------------------------------------------------------------------------
August-2006                                                              97.76
----------------------------------------------------------------------------------------------------
September-2006                                                           97.91
----------------------------------------------------------------------------------------------------
October-2006                                                             98.85
----------------------------------------------------------------------------------------------------
November-2006                                                            99.08
----------------------------------------------------------------------------------------------------
December-2006                                                            99.95
----------------------------------------------------------------------------------------------------
January-2007 (through 24th, at 3:38 pm)                                 100.00
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. Your payment at maturity is based on the change in the value of the Basket Rates over the term of the Notes:

- If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0% of your principal amount for every 1% that the Basket Return exceeds 0%.

- If the Basket Value is less than or equal to zero, you will receive 100% of your principal amount, or $1,000 for each $1,000 principal amount of your Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" beginning on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-19.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Basket Return as calculated on the final valuation date:

If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional amount (to be determined on the trade date) of your principal amount based on the Participation Rate for every 1% that the Basket Return exceeds 0%.

-If the Basket Return is less than or equal to zero, you will receive $1,000 for each $1,000 principal amount of your Notes. Even if the Basket Return is substantially less than zero, you will receive this amount at maturity.

-If the Basket Value is greater than 100, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

          The BRL Spot Rate Return is the difference between the USD/BRL spot rate on the final valuation date (the "Final USD/BRL Spot Rate") relative to the Initial USD/BRL Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/BRL Spot Rate - Final USD/BRL Spot Rate
                 BRL Spot Rate Return  =    ---------------------------------------------------
                                                          Final USD/BRL Spot Rate

          An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USD/BRL spot rate.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

          The RUB Spot Rate Return is the difference between the USD/RUB spot rate on the final valuation date (the "Final USD/RUB Spot Rate") relative to the Initial USD/RUB Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/RUB Spot Rate - Final USD/RUB Spot Rate
                 RUB Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/RUB Spot Rate

          An increase in the value of the Russian ruble relative to the U.S. dollar is expressed as a decrease in the USD/RUB spot rate.

          The INR Spot Rate Return is the difference between the USD/INR spot rate on the final valuation date (the "Final USD/INR Spot Rate") relative to the Initial USD/INR Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/INR Spot Rate - Final USD/INR Spot Rate
                 INR Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/INR Spot Rate

          An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/INR spot rate.

          The CNY Spot Rate Return is the difference between the USD/CNY spot rate on the final valuation date (the "Final USD/CNY Spot Rate") relative to the Initial USD/CNY Spot Rate, expressed as a percentage calculated as follows:

                                             Initial USD/CNY Spot Rate - Final USD/CNY Spot Rate
                 CNY Spot Rate Return  =    -----------------------------------------------------
                                                           Final USD/CNY Spot Rate

          An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

STEP 2:  Calculate the Basket Ending Level.

           The Basket Ending Level is calculated as follows:

           100 X (1 + (0.25 X BRL Spot Rate Return) + (0.25 X RUB Spot Rate Return) + (0.25 X INR Spot Rate Return) + (0.25 X CNY Spot Rate Return))

STEP 3:  Calculate the Basket Return.

           The Basket Return is the difference between Basket Ending Level on the final valuation date relative to the Basket Starting Level of 100, expressed as a percentage, calculated as follows:

                                        Basket Ending Level - Basket Starting Level
                       Basket Return =  -------------------------------------------
                                                   Basket Starting Level

STEP 4:  Calculate the Adjusted Payout Percentage on the Notes.

           Adjusted Payout Percentage = 100% + (Participation Rate (to be determined on the trade date) X Basket Return)

STEP 5:  Calculate the payment at maturity.

           Payment at maturity = Adjusted Payout Percentage X principal amount of your Notes

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

For purposes of this section, the following terms shall have the meanings set forth below:

The "Basket Starting Level" will be set to 100 on the trade date.

The "Basket Ending Level" will be determined by the calculation agent and will be calculated as follows:

      100 X (1 + (0.25 X BRL Spot Rate Return) + (0.25 X RUB Spot Rate Return) + (0.25 X INR Spot Rate Return) + (0.25 X CNY Spot Rate Return))

The calculation agent will determine the BRL Spot Rate Return, the RUB Spot Rate Return, the INR Spot Rate Return and the CNY Spot Rate Return based on the value of the Final USD/BRL Spot Rate, the Final USD/RUB Spot Rate, the Final USD/INR Spot Rate and the Final USD/CNY Spot Rate in the following manner unless a Market Disruption Event has occurred and is continuing:

The USD/BRL Final Spot Rate will be determined by reference to 1 Fed at 12:00 p.m. New York City time on the Final Valuation Date.

The Final USD/RUB Spot Rate will be determined by reference to the RUB CME-EMTA Rate. The "RUB CME-EMTA Rate" means that the spot rate will be the Russian ruble/U.S. dollar rate expressed as the amount of Russian ruble per one U.S. dollar, for the settlement in one Business Day, calculated by the Chicago Mercantile Exchange ("CME") and as published on CME's website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m. Moscow time, on the Final Valuation Date. The spot rate shall be calculated by the CME pursuant to Chicago Mercantile Exchange/EMTA, Inc. Daily Russian ruble per U.S. dollar reference rate methodology (which means a methodology, effective as of June 16, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions in Russia that are active participants in the Russian ruble/U.S. dollar spot market for the purpose of determining the RUB CME-EMTA
Rate).

The Final USD/INR Spot Rate will be determined by reference to the INR-RBIB Rate. The "INR-RBIB Rate" means that the spot rate will be the Indian rupee/U.S. dollar reference rate, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two Business Days reported by the Reserve Bank of India, which appears on the Reuters screen RBIB Page at approximately 12:30 p.m., Mumbai time, or as soon thereafter as practicable, on the Final Valuation Date.

The Final USD/CNY Spot Rate will be determined by reference to the CNY SAEC Rate. The "CNY SAEC Rate" means that the spot rate will be the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two Business Days reported by the People's Bank of China, Beijing, People's Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol "USDCNY=" at approximately 9:15 a.m. Beijing time, on the Final Valuation Date.

"Market Disruption Event" means (i) a day on which it becomes impossible to obtain a USD/BRL spot rate from the BRL-PTAX rate source, the USD/RUB spot rate from the RUB CME-EMTA rate source, the USD/INR spot rate from the INR-RBIB rate source or the USD/CNY spot rate from the CNY-SAEC rate source, (ii) a day that is declared not to be a Business Day, without prior public announcement or other public notice that such day shall not be a Business Day, until a time later than 9:00 a.m. in the relevant principal financial center for that currency two Business Days prior to the Final Valuation Date or (iii) in the case of USD/BRL, there is a Price Materiality Event. As used herein a Price Materiality Event means that there is at least a 3% (the Price Materiality Percentage) difference between the rate obtained from the BRL-PTAX rate source and the EMTA BRL Industry Survey Rate, or EMTA BRL Indicative Survey Rate, as the case may be; provided, however, that if there are insufficient responses on the Valuation Date to the EMTA BRL Industry Survey or the EMTA BRL Indicative Survey, as the case may be, the Price Materiality Percentage will also be deemed to have been met.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

If a Market Disruption Event has occurred and is continuing, the Calculation Agent may use any commercially reasonable method to determine the relevant spot rate, including but not limited to (i) deferral of the Final Valuation Date until the spot rate appears on the relevant rate source, as described herein, for up to seventeen consecutive days for each of the USD/RUB, USD/INR and USD/CNY currency pairs, and for up to thirty consecutive days for the USD/BRL currency pair after the original Final Valuation Date, (ii) on the basis of the relevant indicative survey rate as described herein, (iii) by taking into consideration all available information that the Calculation Agent in good faith deems relevant or (iv) any combination of the aforementioned.

The relevant indicative survey rate reference in (ii) above is:

"EMTA BRL Industry Survey Rate" means that the spot rate will be the Brazilian real/U.S. dollar Specified Rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two Business Days, as published on EMTA's web site (www.emta.org) at approximately 3:45 p.m. Sao Paulo time, or as soon thereafter as practicable. The Spot Rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Industry Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in Brazil that are active participants in the Brazilian real/U.S. dollar spot markets for the purpose of determining the EMTA BRL Industry Survey Rate).

"EMTA BRL Indicative Survey Rate" means that the spot rate will be the Brazilian real/U.S. dollar Specified Rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two Business Days, as published on EMTA's web site (www.emta.org) at approximately 12:00 p.m. Sao Paulo time, or as soon thereafter as practicable. The Spot Rate shall be calculated by EMTA (or a service provider EMTA may select in its sole discretion) pursuant to the EMTA BRL Indicative Survey Methodology (which means a methodology, dated as of March 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Brazilian real/U.S. dollar markets for the purpose of determining the EMTA BRL Indicative Survey Rate).

"EMTA RUB Indicative Survey Rate" means the USD/RUB spot rate published by EMTA on its website (www.emta.org) at approximately 2:45 p.m. Moscow time, or as soon thereafter as practicable. The EMTA RUB Indicative Survey Rate is determined by a survey of financial institutions that are active participants in the USD/RUB markets. UBS is one of such financial institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the EMTA RUB Indicative Survey Rate.

"SFEMC INR Indicative Survey Rate" means that the spot rate will be the Indian rupee/U.S. dollar Specified Rate for U.S. dollars, expressed as the amount of Indian rupee per one U.S. dollar, for settlement in two Business Days, as published on SFEMC's website (www.sfemc.org) at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The spot rate will be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC INR Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Indian rupee/U.S. dollar markets for the purpose of determining the SFEMC INR Indicative Survey Rate).

"SFEMC CNY Indicative Rate" means the USD/CNY exchange rate published by the Singapore Foreign Exchange Committee on its website at approximately 3:30 p.m. Singapore time, or as soon thereafter as practicable. The SFEMC CNY Indicative Rate is determined by a survey of financial institutions that are active participants in the USD/CNY markets. UBS is one of such financial

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

institutions, and accordingly, we may be asked to provide a quotation or quotations from time to time for the purpose of determining the SFEMC CNY Indicative Rate.

"Business Day" for purposes of the Final Valuation Date is: for USD/BRL--any of Rio de Janeiro, Brasilia or Sao Paulo and New York City; for USD/RUB--Moscow and New York City; for USD/INR--Mumbai and for USD/CNY--Beijing.

The Principal Financial Center for Brazilian Rais is any of Rio de Janeiro, Brasilia or Sao Paulo. The Principal Financial Center for Russian ruble is Moscow. The principal Financial Center for Indian Rupee is Mumbai. The Principal Financial Center for Chinese Renmimbi is Beijing.

"Reference Amount" with respect to the USD/BRL spot rate, the USD/RUB spot rate, the USD/INR spot rate and the USD/CNY spot rate, generally equals 1,000,000 U.S. dollars. However the Reference Amount may be less during a Market Disruption Event.

MATURITY DATE

The maturity date will be February 28, 2009 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

The final valuation date is currently expected to be February 25, 2009, unless that day is not a Business Day, in which case the calculation agent will determine the most appropriate day that is a Business Day immediately preceding or immediately following the scheduled valuation date.

For a description of the possibility of a deferral of the final valuation date due to a market disruption event, see "Specific Terms of the Notes--Payment at Maturity" on page S-19.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

-  no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days' objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Basket Return, the Basket Starting Level, the Basket Ending Level (and any intermediate calculations necessary to arrive at the Basket Return or the Basket Ending Value), the occurrence of a market disruption event with respect to any Basket Rate, and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-8 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2006 (UNAUDITED)                             CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt

  Debt issued(1)............................................   311,351   248,878
                                                               -------   -------
  Total Debt................................................   311,351   248,878
Minority Interest(2)........................................     6,300     5,036
Shareholders' Equity........................................    48,403    38,691
                                                               -------   -------
Total capitalization........................................   366,054   292,604
                                                               =======   =======

---------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.79935.

--------------------------------------------------------------------------------

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

+  a dealer in securities,

+ a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

+  a bank,

+  a life insurance company,

+  a tax-exempt organization,

+ a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

+ a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States Holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that

--------------------------------------------------------------------------------

would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to  - % per
annum, compounded semiannually, with a projected payment at maturity of $   -
based on an investment of $   -   . Based upon this comparable yield, if you are
an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the
following amounts of ordinary income from the Note each year: $   -   in 2007,
$   -   in 2008, and $   -   in 2009. However, if the amount you receive at
maturity is greater than $   -   , you would be required to make a positive
adjustment and increase the amount of ordinary income that you recognize in 2009 by an amount that is equal to such excess. Conversely, if the amount you receive
at maturity is less than $   -   , you would be required to make a negative
adjustment and decrease the amount of ordinary income that you recognize in 2009 by an amount that is equal to such difference. If the amount you receive at
maturity is less than $   -   , then you would recognize a net ordinary loss in
2009 in an amount equal to such difference.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchase the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

--------------------------------------------------------------------------------

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions ("Reportable Transactions") on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

+ payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

+ the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

+  fails to provide an accurate taxpayer identification number,

+ is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

+ in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

+ the proceeds are transferred to an account maintained by you in the United States,

+ the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

+ the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a

--------------------------------------------------------------------------------

   United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

+  a United States person,

+  a controlled foreign corporation for United States tax purposes,

+ a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

+  a foreign partnership, if at any time during its tax year:

    + one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

    + such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Notes initially to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary..........   S-1
Risk Factors...........................   S-8
5-Year Historical Basket Level.........  S-15
Value of the Notes.....................  S-18
Specific Terms of the Notes............  S-19
Use of Proceeds and Hedging............  S-26
Capitalization of UBS..................  S-27
Supplemental U.S. Tax Considerations...  S-28
ERISA Considerations...................  S-32
Supplemental Plan of Distribution......  S-33

PROSPECTUS
Introduction...........................     3
Cautionary Note Regarding Forward-
  Looking Information..................     5
Incorporation of Information About UBS
  AG...................................     7
Where You Can Find More Information....     8
Presentation of Financial
  Information..........................     9
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others...............................    10
Capitalization of UBS..................    10
UBS....................................    11
Use of Proceeds........................    13
Description of Debt Securities We May
  Offer................................    14
Description of Warrants We May Offer...    36
Legal Ownership and Book-Entry
  Issuance.............................    53
Considerations Relating to Indexed
  Securities...........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency........    62
U.S. Tax Considerations................    65
Tax Considerations Under the Laws of
  Switzerland..........................    76
ERISA Considerations...................    78
Plan of Distribution...................    79
Validity of the Securities.............    82
Experts................................    82

[UBS LOGO]

100% PRINCIPAL PROTECTION NOTES

UBS AG $    -    LINKED TO A BASKET DUE FEBRUARY 28, 2009

PROSPECTUS SUPPLEMENT

JANUARY  - , 2007
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.